Exhibit 23.1

Consent of Independent Auditors

     We consent to incorporation by reference in the Registration Statement on Form S-1 to be filed on February 5, 2004 for the registration of shares of Asset Acceptance Capital Corp. common stock of our report dated September 19, 2003 related to the financial statements of AAC Investors (the Successor Company) and Asset Acceptance Holdings LLC (the Predecessor Company) included in the Registration Statement on Form S-1 (333-109987) previously filed with the Securities and Exchange Commission and the related prospectus of Asset Acceptance Capital Corp.

/s/ Ernst & Young LLP

Detroit, Michigan
February 5, 2004